Exhibit 10.1
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of June 1, 2011 (the “Effective Date”), by and between Dlorah, Inc., a South Dakota corporation and a wholly-owned subsidiary of National American University Holdings, Inc. (the “Company”), and Dr. Ronald Shape (“Executive”).
RECITALS
A. Executive is currently employed by the Company as its Chief Executive Officer.
B. The Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company.
C. The Company and Executive have agreed that this Agreement shall replace and supersede all of Executive’s prior employment agreements between the Company and Executive, including, but not limited to, Executive’s Employment Agreement with the Company dated November 18, 2009 and Executive’s Employment Agreement with the Company dated June 1, 2010.
D. Executive recognizes that the Company operates in a highly competitive environment and that it is important for the Company to ensure Executive’s loyalty and protect the Company’s business relations, employees, confidential information and goodwill.
E. The Company and Executive desire to enter into this Agreement.
AGREEMENT
In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:
1.	Duties.
1.1.
Position and Responsibilities. The Company hereby agrees to employ Executive pursuant to the terms of this Agreement. As of the Effective Date, Executive’s title shall be Chief Executive Officer (“CEO”), and Executive shall have the duties and responsibilities assigned from time to time by the Company’s Board of Directors in consultation with the National American University’s Board of Governors. Executive agrees to perform, on a full-time basis, all duties assigned to Executive. The Company’s Board of Directors in consultation with the National American University’s Board of Governors reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, except that any material diminution in Executive’s duties, such that he is no longer the CEO of the Company, shall be subject to Sections 5.6 and 5.7 below.

1.2.
Undertakings of Executive. During Executive’s employment with the Company, Executive agrees to spend Executive’s full working time and effort in performance of Executive’s duties with the Company and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times. Executive will not, during employment by the Company, without prior written approval of the Company’s Board of Directors or National American University’s Board of Governors, engage in, become an employee, director, officer, agent, partner of or consultant to, or a stockholder of (except a stockholder of a public company in which Executive owns less than two percent (2%) of the issued and outstanding capital stock of such company) or render services to any company or other business entity that is a competitor or significant supplier or customer of the Company, or engage in any other activities that would interfere with the performance of Executive’s duties as an employee of the Company or would create an actual or perceived conflict of interest with respect to Executive’s obligations as an employee of the Company. Notwithstanding the foregoing, Executive may serve on civil or charitable boards or committees, provided that such service does not require a material time commitment by the Executive and that such entities are not competitive with the Company.

1.3.	Work Location. Executive’s principal place of work shall be located in Rapid City, South Dakota, or such other location as the Company may direct from time to time.
2.	Term of Employment. The term of this Agreement shall commence as of the Effective Date and continue on an at-will basis until terminated as set forth in Section 5 of this Agreement.
3.	Compensation.
3.1.
Base Salary. Executive’s annual base salary shall be Four Hundred Twenty Seven Thousand Five Hundred and No/100 Dollars ($427,500) (“Base Salary”), which salary shall be earned by Executive on a pro rata basis as Executive performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices. Executive’s compensation is subject to review and change from time to time by the Company’s Board of Directors in its sole discretion after consultation with National American University’s Board of Governors.

3.2.
Bonus and Incentive Compensation. While employed by the Company as an executive, Executive will be eligible to participate in any bonus and incentive compensation plans or programs that the Company may adopt for executives, as such plans or programs may be modified or terminated from time to time by, and at the discretion of, the Company’s Board of Directors after consultation with National American University’s Board of Governors. Executive acknowledges and agrees that the Company is under no obligation to Executive to establish and maintain any bonus and incentive compensation plans or programs and that any such plans or programs are within the exclusive province of the Company’s Board of Directors, subject to applicable law. Except as expressly modified in this Agreement, the terms of any such bonus or incentive compensation plans or programs will govern any bonus or incentive compensation, and any bonus or incentive compensation plan or program for Executive will be set forth in a separate written agreement signed by both Executive and the Company.

3.3.
Stock Based Compensation. While employed by the Company as an executive, Executive will be eligible to participate in any stock ownership or stock option plans or programs that the Company may adopt for executives, as such plans or programs may be modified or terminated from time to time, by and at the discretion of, the Company’s Board of Directors, after consultation with National American University’s Board of Governors. Executive acknowledges and agrees, however, that the Company is under no obligation to Executive to establish and maintain any stock option program and that any such program is within the exclusive province of the Company’s Board of Directors, subject to applicable law. Notwithstanding any provision of this Agreement to the contrary, the terms of any such stock ownership or stock option plans or programs will govern any such stock based compensation.

4.	Benefits and Reimbursement.
4.1.
Employee Benefits Generally. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, and other employee benefits and policies made available by the Company to its employees generally as they may be changed from time to time. Executive acknowledges and agrees that the Company is under no obligation to Executive to establish and maintain any employee benefit plan in which Executive may participate and that the terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Company’s Board of Directors, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits to the extent required by state or federal law.

4.2.
Executive Benefits. Executive will also be eligible for all customary and usual fringe benefits generally available to executives of the Company, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate fringe benefits on a prospective basis, at any time, upon notice to the Executive.

4.3.
Vacation. The Company agrees that Executive shall be entitled to vacation time of up to five (5) weeks per year without reduction of the minimum Base Salary payable to Executive pursuant to Section 3.1 above. Earned vacation time must be used as set forth in the Company’s policies, unless extended to a later period with the written approval of the Company’s Board of Directors, after consultation with National American University’s Board of Governors.

4.4.
Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable and necessary business and traveling expenses incurred by Executive for or on behalf of the Company in connection with the performance of Executive’s duties hereunder, in accordance with the policies and practices of the Company in effect from time to time; provided that such expenses shall only be reimbursed upon presentation by Executive to the Company of appropriate documentation therefore.

5.	Termination. Executive’s employment may be terminated by the Company or Executive as follows:
5.1.
By Company With Cause. The Company may immediately terminate Executive’s employment under this Agreement for Cause (as defined below) by providing written notice of such termination to Executive. In the event that Executive’s employment is terminated for Cause under this Section 5.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination. As of the effective date of such termination of Executive’s employment by the Company, the Company shall be relieved of all other obligations and liabilities to Executive under this Agreement, including any obligation to pay any bonus or incentive compensation under Section 3.2 above (whether earned for a Company fiscal year prior to the fiscal year that includes the Executive’s date of termination or for the Company fiscal year that includes the year of termination) or the severance benefits provided in Section 5.7 below.

In the event that the Company terminates Executive’s employment without Cause as set forth in Section 5.2 below or pursuant to Section 5.3 below, but the Company subsequently determines that the Company had the right to terminate the Executive’s employment for Cause pursuant to this Section 5.1, the Company may terminate the payment of all amounts to the Executive pursuant to Section 5.7, and Executive shall return all previous payments made to Executive pursuant to Section 5.7, other than the prorated Base Salary.
For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Company’s Board of Directors, in its sole discretion, after consultation with National American University’s Board of Governors:
(a)
Executive’s failure to materially perform Executive’s duties to the reasonable satisfaction of the Company, provided that such failure is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such failure to Executive; or

(b)	conduct by Executive which is (or will be if continued) demonstrably injurious to the Company, monetarily or otherwise; or

(c)	fraud, misappropriation, or embezzlement by the Executive; or
(d)	Executive’s conviction of a felony crime, gross misdemeanor, or a crime of moral turpitude; or
(e)
Executive’s material breach of this Agreement or the Company’s policies, provided that such breach is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such breach to Executive.

5.2.
By Company Without Cause. Executive’s employment under this Agreement may be terminated by the Company effective immediately without Cause. In the event that Executive is terminated by the Company without Cause, Executive shall be entitled to the severance benefits provided in Section 5.7 below.

5.3
By Either Party Upon Twenty Four (24) Months Advance Written Notice. Either the Company or Executive may notify the other party of an intent to terminate this Agreement by providing at least twenty four (24) months advance written notice of termination. In such an event, the Company may, in lieu of having Executive continue performing work for the Company throughout the 24-month notice period, terminate Executive’s employment at any time during the 24-month notice period, in which case Executive shall be entitled to the severance benefits provided in Section 5.7 below (except that the amount of the severance benefit under Section 5.7(c)(i) shall be reduced by the amount of Executive’s Base Salary paid to Executive for the period following the notice of intent to terminate through the date of Executive’s termination of employment). If Executive chooses to terminate his employment with the Company at any point during the 24-month notice period, Executive shall be entitled to receive only Executive’s Base Salary, prorated to the date of termination, and all fringe benefits through the date of termination, and the Company shall be relieved of all other obligations and liabilities to Executive under this Agreement, including any obligation to pay any bonus or incentive compensation under Section 3.2 above (whether earned for a Company fiscal year prior to the fiscal year that includes the Executive’s date of termination or for the Company fiscal year that includes the year of termination) or the severance benefits provided in Section 5.7 below.

5.4.
Death. Should Executive die, this Agreement shall immediately terminate, but the Company shall pay to Executive’s estate the Base Salary that would otherwise be payable to Executive to the end of the month in which death occurs. Executive’s estate will continue to receive the remaining installments due under Section 3.2 above, if any, for any bonus or incentive compensation earned for a Company fiscal year prior to the fiscal year that includes the Executive’s date of death. As of the effective date of such termination of Executive’s employment by the Company, the Company shall be relieved of all other obligations and liabilities to Executive or Executive’s estate under this Agreement, including any obligation to pay any bonus or incentive compensation under Section 3.2 above for the year of termination or for the severance benefits provided in Section 5.7 below.

5.5.
Disability. Should Executive be unable to perform Executive’s duties under this Agreement due to sickness or disability, after being provided with any reasonable accommodation the Company may be obligated by law to provide, the Company may immediately terminate Executive’s Employment by providing written notice of such termination to Executive. Executive will continue to receive the remaining installments due under Section 3.2, if any, for any bonus or incentive compensation earned for a Company fiscal year prior to the fiscal year that includes the Executive’s date of termination. As of the effective date of such termination of Executive’s employment by the Company, the Company shall be relieved of all other obligations and liabilities to Executive under this Agreement, including any obligation to pay any bonus or incentive compensation under Section 3.2 above for the year of termination or the severance benefits provided in Section 5.7 below.

5.6.
By Executive With Good Reason. Executive may terminate Executive’s employment at any time with Good Reason (as defined below), provided that Executive has provided the Company at least thirty (30) days advance written notice stating the specific reason for such resignation and provided that such reason has not been cured by the Company within such notice period. In the event that Executive terminates employment with Good Reason, Executive shall be entitled to the severance benefits provided in Section 5.7 below.

For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events without the Executive’s prior written consent: (a) a material diminution in Executive’s title or duties such that he is not CEO; (b) a failure by the Company to provide Executive any material payments or benefits owed to Executive; (c) a material diminution of Executive’s compensation or benefits, other than as part of a salary reduction program among similar executive employees; or (d) relocation of the Company’s offices to a place more than fifty (50) miles away from the Company’s headquarters. Executive will be deemed to have given consent to any event described in this Section 5.6 if Executive does not provide written notice to the Company of Executive’s intent to exercise Executive’s rights pursuant to this Section 5.6 within thirty (30) days following the first occurrence of such event.
5.7.
Severance Pay Upon Termination Without Cause Or With Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, or if the Company exercises its right to terminate Executive’s employment prior to expiration of the 24-month notice period under Section 5.3 above, the Company shall pay Executive the following:

(a)	Executive’s Base Salary then in effect, prorated to the date of termination;
(b)	The remaining installments due under Section 3.2 above, if any, for any bonus earned for a Company fiscal year prior to the fiscal year that includes the Executive’s date of termination;
(c)
Severance pay in a gross amount, before applicable withholdings, equal to (i) twenty four (24) months of Executive’s annualized Base Salary at the time of such termination, less the amount of any debt then owed by Executive to the Company, whether or not such debt is then due or payable (the “Severance Payment”), plus (ii) a pro rata portion of any bonus or incentive compensation payable under Section 3.2 above that Executive would have earned had Executive been employed for the full fiscal year in which Executive’s employment terminates; provided that in no event will Executive be eligible to earn a pro rata annual bonus if Executive’s and/or the Company’s annual performance metrics for that year were not achieved; such pro rata annual bonus, if any, will be earned and calculated based on the number of full months worked by Executive during that fiscal year (the “Severance Bonus”); and

(d)
COBRA and state continuation premiums for monthly health and dental insurance premiums for Executive and Executive’s dependents to continue the coverage in effect at termination under the Company’s group insurance plans subject to these plans’ eligibility requirements for a period of twelve (12) months (the “Premium Payment Period”). The Premium Payment Period shall run concurrently with the first twelve (12) months of Executive’s COBRA and state benefits continuation period. Executive acknowledges that in order for the Company to make the payments described in this Section 5.7(d), Executive must execute all documentation necessary to elect insurance continuation coverage.

The Company shall pay Executive the Severance Payment in a lump sum, less all required or authorized tax or other withholdings, ninety (90) days after the Executive’s separation from service. The Company shall pay Executive the Severance Bonus in a lump sum, less all required or authorized tax or other withholdings, ninety (90) days after the end of the Company’s fiscal year in which the Executive’s separation from service occurs. For purposes of the foregoing, the Company’s fiscal year shall be deemed to be June 1 through May 31. For purposes of this provision, separation from service shall mean “separation from service” as defined in Treas. Reg. § 1.409A-1(h).
Notwithstanding the foregoing, Executive shall only be entitled to receive the Severance Payment and Severance Bonus if Executive signs and does not rescind a Severance Agreement (the “Severance Agreement”) at the time of termination in a form prepared by and acceptable to the Company that includes adequate provisions for at least the following: (i) Executive’s general release of any and all legal claims that could be asserted or that arise out of or relate to his employment with the Company, or his separation from the Company, whether or not any such claim is known to him at the time he signs the release; (ii) Executive’s return of all of the Company’s property in Executive’s possession; (iii) nondisparagement of the Company, any affiliated entities, and their employees and representatives; (iv) confidentiality of terms; (v) acknowledgement of Executive’s continuing contractual obligations to the Company, including Executive’s continuing noncompetition, confidentiality, and invention obligations under Sections 6, 7, 8, and 9 of this Agreement; and (vi) Executive’s forfeiture of and repayment to Company of 75% of the Severance Payment and Severance Bonus upon any breach by Executive of the Severance Agreement or his noncompetition, confidentiality, and invention obligations under Sections 6, 7, 8, and 9 of this Agreement.

5.8.
Resignation of Board or Other Positions. Executive agrees that should Executive’s employment terminate for any reason, Executive will be deemed to have immediately resigned all other positions (including board membership) that Executive may hold on behalf of the Company.

5.9.
When a Payment is Considered Made. Except as otherwise required by Internal Revenue Code Section 409A, an amount will be considered to be paid to Executive as of the date specified for payment in Section 3.2 above or this Section 5 if the amount is paid to the Executive after the date as long as it is paid in the same calendar year as the date or, if later, by the 15th day of the third calendar month following the date and the Executive is not permitted to designate, directly or indirectly, the taxable year of payment.

6.
Confidential Information. For purposes hereof, “Confidential Information” shall mean any information about or related to the Company or any affiliated entity (including, but not limited to, National American University Holdings, Inc. and National American University) (hereinafter, collectively referred to as the “Affiliates”) or any of their employees, contractors, directors, representatives, suppliers, vendors, members, customers, students, or other third parties or entities with whom the Company or the Affiliates do business which Executive learns or develops during the time Executive is employed with the Company that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, including, but not limited to, trade secrets, Inventions as defined in Section 8 below, financial information, personnel information, and information relating to such matters as existing or contemplated products, services, insurance arrangements, profit margins, fee schedules, pricing, design, processes, formulae, business plans, sales techniques, marketing techniques, training manuals and materials, policies or practices related to business, personnel or other matters, computer databases, computer programs, software and other technology, customer lists, member lists, student lists, and preferences or requirements, vendor lists, or supply information. Any information disclosed to Executive or to which Executive has access during the time of Executive’s employment that Executive reasonably considers to be Confidential Information, or which the Company or any of the Affiliates treat as Confidential Information, will be presumed Confidential Information.

Executive agrees not to directly or indirectly use or disclose any Confidential Information for the benefit of anyone other than the Company either during the course of employment or after the termination of employment, regardless of the reason for such termination. Executive recognizes that the Confidential Information constitutes a valuable asset of the Company and hereby agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Company. Executive’s obligations under this Section are unconditional and shall not be excused by any conduct on the part of the Company, except prior voluntary disclosure by the Company of the information.

7.
Return of Confidential Information and Company’s Property. When Executive’s employment terminates with Company, regardless of the reason for such termination, Executive will promptly turn over to Company in good condition all property of the Company or the Affiliates in Executive’s possession or control, including, but not limited to, all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them. In the case of electronically stored information retained by Executive outside of Company’s electronic systems, Executive will promptly make a hard copy of such information in paper, audio recording, disc format, or other format as appropriate, turn that hard copy over to Company, and then destroy Executive’s electronically stored information. Further, Executive agrees to execute written confirmation that all Confidential Information in the Executive’s possession, or to which the Executive has access, has been turned over to Company or destroyed.

8.
Inventions. Executive agrees to promptly disclose to the Company in writing any invention, improvement, work of authorship, discovery, or idea (whether patentable or not and including those which may be subject to copyright protection) generated, conceived, or reduced to practice by the Executive, alone or in conjunction with others, during or after working hours, while an employee of the Company (“Inventions”); and all such Inventions shall be the exclusive property of the Company and are hereby assigned to the Company, except if the Invention does not relate to the existing or reasonably foreseeable business interests of the Company, the Company may, in its sole discretion, release or license that Invention to the Executive upon written request.

Further, Executive will, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions. In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that the Company may deem necessary or desirable to:
(a)	Transfer or record the transfer of Executive’s entire right, title, and interest in Inventions; and
(b)	Enable the Company to obtain patent, copyright, or trademark protection for Inventions anywhere in the world.
The obligations of Executive under this Section shall continue beyond the termination of employment with respect to Inventions conceived or made by Executive during the period of Executive’s employment and shall be binding upon assigns, executors, administrators, and other legal representatives. For purposes of this Agreement, any Invention relating to the business of the Company on which Executive markets a new competitive product, files a patent application, or seeks copyright protection within one (1) year after termination of employment with the Company shall be presumed to be an Invention conceived by Executive during the term of Executive’s employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment.

9.	Non-Competition.
9.1.
Acknowledgement. Executive acknowledges that (a) Executive’s services to be performed for Company are of a special and unique nature; (b) the Company operates in a highly competitive environment and would be substantially harmed if Executive were to compete with Company or divulge its confidential information; (c) the Company’s business, a substantial portion of which is conducted on-line, is international in scope and the Company, in the course of such business, recruits students and faculty throughout the United States and from around the world; (d) Executive has received valuable and sufficient consideration for entering into this Agreement, including, but not limited to, the Company’s offer of employment to Executive under this Agreement, the payments and benefits associated with that employment, and receipt of the Company’s Confidential Information; and (e) the provisions of this Section 9, including all of its subparts, are reasonable and necessary to protect the Company’s business.

9.2.
Covenant Not to Compete. Executive agrees that during Executive’s employment with the Company and for an additional period of fifteen (15) months following Executive’s termination of employment with the Company, regardless of the reason for such termination (the “Noncompete Period”), Executive shall not, directly or indirectly, anywhere within the United States of America (a) own (except as a stockholder of a public company in which Executive owns less than two percent (2%) of the issued and outstanding capital stock of such company), manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in the operation of (i) a for-profit, post-secondary education institution, or (ii) any other business that competes with the business activities of the Company in which Executive had significant involvement prior to termination of Executive’s employment; (b) solicit funds on behalf of, or for the benefit of, any for-profit, post-secondary education institution (other than the Company) or any other entity that competes with the Company; (c) solicit individuals who are current or prospective students of the Company to be students for any other for-profit, post-secondary education institution; (d) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof; or (e) induce or attempt to induce any student, customer, supplier, licensee, or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee, or business relation and the Company.

9.3.
Disclosure of Obligations. During the Noncompete Period, Executive will, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of Executive’s obligations under Sections 7 to 9 of this Agreement.

9.4.
Extension of Noncompete Period. If the Company obtains a court order or judgment finding that Executive has violated any portion of this Section 9, Executive agrees that the Noncompete Period will be extended for a period of time equal to the period of time during which Executive was found to be in breach of this Section 9, plus an additional six (6) months thereafter.

10.
Insurance. During Executive’s employment with the Company, and thereafter with respect to occurrences during his employment, Executive will be covered by the Company’s director and officer insurance policy to the same extent as all other senior executive officers of the Company.

11.
No Violation of Rights of Third Parties. Executive represents and warrants to the Company that Executive is not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent Executive from complying with, this Agreement. Executive further represents and warrants to the Company that Executive’s performance of all of the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence any proprietary information, knowledge, or data acquired by Executive in confidence or trust prior to Executive’s employment with the Company. Executive acknowledges and agrees that the representations and warranties in this Section 11 are a material part of this Agreement.

12.	Miscellaneous.
12.1.
Integration. This Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior employment agreements, understandings, or past practices, whether written or oral, relating to such subject matter, including, but not limited to, Executive’s Employment Agreement with the Company dated November 18, 2009 and Executive’s Employment Agreement with the Company dated June 1, 2010.

12.2.	Payments. All amounts paid under this Agreement shall be subject to normal withholdings or such other treatment as required by law.
12.3.
Survival of Sections 6, 7, 8, and 9. Executive’s confidentiality, Inventions, and noncompete obligations set forth at Sections 6, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement and Executive’s termination of employment with the Company, regardless of the reason for such terminations.

12.4.
Applicable Law; Venue. This Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota, without regard to any state’s choice of law principles or rules. The venue for any action hereunder shall be in the State of South Dakota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of South Dakota, County of Pennington and the U.S. District Court, District of South Dakota.

12.5.	Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

12.6.
Binding Effect. This Agreement is personal in nature to the Executive and the Executive shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

12.7.
Notices. All notices, requests, and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	If to the Company, to the address of its then principal office.

(b)	If to Executive, to the address last shown in the records of the Company.
12.8.
Remedies. Executive acknowledges and agrees that a violation of this Agreement, including, but not limited to, Executive’s obligations under Sections 6, 7, 8, and 9, would cause irreparable harm to Company and that Company’s remedy at law for any such violations would be inadequate. In recognition of the foregoing, Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damages or posting any bond, Company will have the right to enforce this Agreement by specific remedies which include, among other things, temporary and permanent injunctions.

12.9.
Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

12.10.
Severability; Blue Pencil. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject, or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

12.11.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.12.
Third Party Beneficiaries. Executive acknowledges and agrees that the Affiliates are third party beneficiaries of this Agreement and may enforce the provisions of this Agreement that confer benefits on them as if they were each a signatory to this Agreement.

12.13.
Opportunity to Obtain Advice of Counsel. Executive acknowledges that Executive has been advised by the Company to obtain legal advice prior to executing this Agreement and that Executive had sufficient opportunity to do so prior to signing this Agreement and, therefore, this Agreement shall not be construed against the Company as the drafter of the Agreement.

[Remainder of Page is Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date herein first above written.

COMPANY:

DLORAH, INC.

/s/ Robert Buckingham

By:	Robert Buckingham

	Its:	Chairman

EXECUTIVE:

/s/ Ronald Shape
Dr. Ronald Shape